AMERICAN GENERAL CORPORATION
               FORM 10-Q
  For the Quarter Ended March 31, 1994





                                                                   Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE
                                    (Unaudited)
                        ($ in millions, except share data)

                                                         Three Months Ended
                                                              March 31,
                                                         1994          1993

Income before cumulative effect ................        $ 161         $ 144
Cumulative effect of accounting changes* .......            -           (46)
  Net income available to common stock .........        $ 161         $  98

Average shares outstanding
  Common shares ................................  213,010,865   216,433,100
  Assumed exercise of stock options ............      320,394       571,435

  Total ........................................  213,331,259   217,004,535

Earnings per share
  Income before cumulative effect ..............        $ .75         $ .66
  Cumulative effect of accounting changes* .....            -          (.21)
    Net income .................................        $ .75         $ .45


* 1993 restated to reflect adoption of SFAS 112.

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